UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2013

DIODES INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	002-25577	95-2039518
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4949 Hedgcoxe Road, Suite 200 Dallas, Texas		75024
(Address of principal executive offices)		(Zip Code)

(972) 987-3900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Paragraph

This Current Report is being filed to amend the Current Report filed on January 11, 2013 (the “Original Current Report”). We are amending the Original Current Report to include missing exhibits and schedules pertaining to the Credit Agreement described below.

Item 1.01.	Entry into a Material Definitive Agreement.

On January 8, 2013, Diodes Incorporated (the “Company”) and Diodes International B.V. (the “Foreign Borrower” and, collectively with the Company, the “Borrowers”), and certain subsidiaries of the Company as guarantors, entered into a Credit Agreement (the “Credit Agreement”) with Bank of America, N.A. and other participating lenders (collectively, the “Lenders”). Certain capitalized terms used in this description of the Credit Agreement have the meanings given to them in the Credit Agreement.

The following summary does not purport to be a complete summary of the Credit Agreement and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 99.1 and is incorporated by reference herein.

The Credit Agreement provides for a five-year, $300,000,000 revolving senior credit facility (the “Revolver”), which includes a $10,000,000 swing line sublimit, a $10,000,000 letter of credit sublimit, and a $20,000,000 alternative currency sublimit. The Borrowers may from time to time request increases in the aggregate commitments under the Credit Agreement of up to $200,000,000, subject to the Lenders electing to increase their commitments or by means of the addition of new Lenders, and subject to at least half of each increase in aggregate commitments being in the form of term loans (“Incremental Term Loans”), with the remaining amount of each increase being an increase in the amount of the Revolver.

The Revolver matures on January 8, 2018 (the “Revolver Maturity Date”). Incremental Term Loans mature no earlier than the Revolver Maturity Date. The proceeds under the Revolver and the Incremental Term Loans may be used for the purposes of refinancing certain existing debt, for working capital and capital expenditures, and for general corporate purposes, including financing permitted acquisitions.

The Foreign Borrower’s obligations under the Credit Agreement are guaranteed by the Company. Each Borrower’s obligations under the Credit Agreement are guaranteed by certain of that Borrower’s subsidiaries. The Borrowers’ obligations under the Credit Agreement are secured by substantially all assets of the Borrowers and certain of their subsidiaries.

Under the Revolver, the Borrowers may borrow through Base Rate Loans (as defined) in United States Dollars (“USD”) or through Eurocurrency Rate Loans (as defined) in USD, Euros, British Pounds Sterling or other currencies approved by the Lenders. Base Rate Loans bear interest at a rate per annum equal to the sum of (a) the highest of (i) the Federal Funds Rate plus  1/2 of 1.00%, (ii) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. (“BofA”) as its “prime rate,” and (iii) the Eurocurrency Rate plus 1.00%, plus (b) an amount between 0.50% per annum and 1.25% per annum, based upon the Borrowers’ and their subsidiaries’ Consolidated Leverage Ratio. Eurocurrency Rate Loans bear interest at LIBOR plus an amount between 1.50 to 2.25 percent per annum, based upon the Borrowers’ and their subsidiaries’ Consolidated Leverage Ratio.

Incremental Term Loans will be on pricing and amortization terms to be agreed upon.

The Credit Agreement contains certain financial and non-financial covenants, including, but not limited to, a maximum Consolidated Leverage Ratio, a minimum Consolidated Fixed Charge Coverage Ratio, and restrictions on liens, indebtedness, investments, fundamental changes, dispositions, and restricted payments (including dividends).

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with entering into the credit agreement described in Item 1.01, the prior Credit Agreement (the “Prior Credit Agreement”), as amended, dated as of November 25, 2009, among Diodes Incorporated, Diodes Zetex Limited, Diodes International B.V. and Bank of America, N.A., originally scheduled to expire on January 17, 2013 with respect to the Committed Note and the Uncommitted Note, and on January 17, 2015 with respect to the Term Note, was terminated. All outstanding borrowings under the Prior Credit Agreement were repaid in full at the time of termination, and no termination penalties were paid as a result of the termination.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 hereby is incorporated by reference into this Item 2.03.

Item 7.01.	Regulation FD Disclosure.

On January 8, 2013, the Company issued a press release announcing that the Company had entered into the credit facility described in Item 1.01. A copy of the press release is attached as Exhibit 99.2 to this Report.

The information in this Item 7.01, including Exhibit 99.2, will not be treated as filed for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section. This information will not be incorporated by reference into a filing under the Securities Act of 1933, or into another filing under the Exchange Act, unless that filing expressly refers to specific information in this Report. The furnishing of the information in this Item 7.01 is not intended to, and does not, constitute a representation that such furnishing is required by Regulation FD or that the information in this Item 7.01 is material information that is not otherwise publicly available.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1*	Credit Agreement, dated January 8, 2013, by and among Diodes Incorporated, Diodes International B.V., Diodes Investment Company, Diodes FabTech Inc., Diodes Holdings UK Limited, Diodes Zetex Limited, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other Lenders party thereto.

99.2**	Press release dated January 8, 2013.

*	Confidential treatment has been requested with respect to the omitted portion of this Exhibit, which portion has been filed separately with the Securities and Exchange Commission.
**	Incorporated by reference from our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 11, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 29, 2013	DIODES INCORPORATED

By /s/ Richard D. White
RICHARD D. WHITE,
Chief Financial Officer